As filed with the Securities and Exchange Commission on May 12, 2000

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                          EXCHANGE APPLICATIONS, INC.
             (Exact name of registrant as specified in its charter)
              DELAWARE                                    04-3338916
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)



          89 SOUTH STREET, BOSTON, MASSACHUSETTS 02111 (617) 737-2244 (Address and telephone number of registrant's principal executive offices)

ANDREW J. FRAWLEY, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          EXCHANGE APPLICATIONS, INC.
                                89 SOUTH STREET
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 737-2244
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service and registrant's principal executive offices)

                                    Copy to:
                             NEIL W. TOWNSEND, ESQ.
                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-8000

                      ------------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AT SUCH TIME OR TIMES AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AS THE SELLING STOCKHOLDERS MAY DETERMINE.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF SECURITIES           AMOUNT TO      OFFERING PRICE          AGGREGATE          AMOUNT OF
        TO BE REGISTERED          BE REGISTERED     PER SHARE (1)        OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value..      744,277         $13.16              $9,794,685.32       $2,585.80
===========================================================================================================

(1) Calculated in accordance with Rule 457(c) based on the average of the high and low prices reported on the Nasdaq National Market on May 8, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT

SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SaID SECTION 8(A), MAY DETERMINE.
===============================================================================

                   Subject to completion, dated May 12, 2000

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFEr OR SALE IS NOT PERMITTED.


                                 744,277 SHARES

                          EXCHANGE APPLICATIONS, INC.

                                  COMMON STOCK

                                ---------------


   The selling stockholders identified in this prospectus may sell up to 744,277 shares of common stock of Exchange Applications. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "EXAP". On May 8, the last reported sale price of our common stock was $12.69.


              INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                  THE DATE OF THIS PROSPECTUS IS _______, 2000

WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

   We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (Reg. No. 333-_____) (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but are complete in all material respects. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     In addition, we are required to file electronic versions to these documents with the SEC through their Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC Website, http://www.sec.gov, contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     [ ] Our annual report on Form 10-K for the year ended December 31, 1999.

     [ ] Our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     [ ] Our report on Form 8-K filed with the SEC on April 17, 2000.

     [ ] Our report on Form 8-KA filed with the SEC on May 12, 2000.

     [ ] The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

     You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                          Exchange Applications, Inc.
                         Attention: Investor Relations
                                89 South Street
                          Boston, Massachusetts 02111
                                 (617) 737-2244

     This prospectus is part of a Registration Statement on Form S-3 we filed with the SEC to register shares of our common stock. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

   Exchange Applications, Xchange, VALEX, eXstatic, Continuous Customer Management and the Exchange Applications logo are trademarks of Exchange Applications. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Exchange Applications and our industry that involves risks and uncertainties. Our results, performance and achievements may be materially different from those expressed or implied by the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                          EXCHANGE APPLICATIONS, INC.

   Exchange Applications, Inc., doing-business-as Xchange, Inc. (the "Company"), helps optimize interactive relationships between companies and their customers. Our eCRM (enterprise Customer Relationship Management) software helps make customer communications profitable, relevant, timely and coordinated across on-line and off-line customer channels. By focusing on the economics of customer relationships, we help to increase return on investment on eMarketing and eCommerce initiatives.

   As part of a re-branding effort in the first half of 2000, our products and services have been renamed and grouped into suites that comprise our global eCRM solution. We market our Xchange 4.0 eCRM solution suite to brick-and-mortar and dot-com companies that are converging toward click-and-mortar enterprises built around their customers. The Xchange 4.0 suite helps companies cultivate and nurture interactive, personalized relationships that last. The following product and service groups comprise the Xchange 4.0 solution:

     o Xchange Dialogue( is a family of products that deliver personalized online and offline customer communications.
     o  Xchange Optimizer( is a product that performs customer-analytics.
     o Xchange Real Time( is a product that synchronizes cross-channel communications and determines the best message, offer and channel delivery for real-time interactions between a company and its customers.
     o Xchange Solution Services( is a family of service offerings that help companies ensure the success of their eCRM initiatives.

   Today's increasingly competitive business environment is driving many companies to seek ways to increase profitability through revenue growth. To efficiently grow revenue, many businesses have begun to adopt software applications intended to help them acquire new customers and retain and expand existing customer relationships. With our suite of eCRM solutions, businesses seek to address six important areas:

     1 ELECTRONIC communications through the Internet that present new opportunities to reach and interact with customers and prospects.

     2  The requirement for an ENTERPRISE view of the customer

     3 The requirement of EBUSINESSES to re-think their customer relationship management strategies.

     4 The trend toward consumer EMPOWERMENT and the fact that customers and prospects, rather than the companies they buy from, are making the rules.

     5 The fact that the ECONOMICS of customer relationships (i.e., investing in relationships based on the anticipated level of return) remains important.

     6 EVALUATION which will enable companies to measure the impact of their customer-communication initiatives.

   Our objective is to be the leading provider of eCRM software and solutions globally. Our strategy for achieving this objective includes:

   Develop or acquire additional eCRM solutions: We intend to develop or acquire additional products to broaden our offering, particularly in the area of management of "e" interactions.

   Develop additional hosted services for eCRM: Our campaign management and eMessaging products are currently available in an ASP environment. We intend to capitalize on the growing market for ASP services by making our other solutions available in hosted models.

   Further integrate our existing eCRM solutions: Our solutions enable businesses to optimize customer relationships. We are undertaking several research and development efforts to design stronger technical links between our various software applications. As part of this effort, we are re-designing each of our products' user interfaces to provide a more seamless experience for users of the multiple products and hosted services provided by us.

   Expand Vertical Industry Focus: To date, most of the our revenues have come from the financial services and telecommunications industries. In 1999, however, several other verticals for eCRM solutions emerged, including business-to-business and business-to-consumer internet companies, travel and tourism, retail, catalog, utilities, non-profit and insurance. We have already contracted with a number of clients in these emerging verticals, and intend to further expand our focus as demand for our eCRM solutions grows.

   Broaden Distribution Channels and Build Alliances. We will continue to develop indirect distribution channels. We maintain global re-seller agreements with IBM, Compaq, Hewlett-Packard, Acxiom and others to leverage these partners' extensive marketing and distribution channels. We also have co-marketing relationships with companies such as PricewaterhouseCoopers, SAS Institute, MicroStrategy, and Sun Microsystems, enabling us to utilize their extensive customer relationships and, in certain cases, their products and services. We plan to leverage the professional services resources of these re-seller and co-marketing organizations to provide certain non-proprietary professional services required in connection with the implementation of eCRM solutions. This strategy will allow us to provide and expand our professional services offerings to most effectively complement our software applications, and will help increase the efficient implementation of eCRM solutions in anticipation of increased demands on our services resources.

   Increase Direct Sales Globally. We currently maintain, and are expanding, direct sales forces in North America, Europe and Asia/Pacific. We plan to expand further in Europe and the Pacific Rim, with particular attention on territories or industries experiencing trends commensurate with the adoption of our solution, such as industry deregulation. We also plan to further expand the direct sales force at our eXstatic subsidiary in Seattle.

   We have deployed our solution across many industries, with installations at over 135 different locations in North and South America, Europe and the Pacific Rim. Our customers include Ameritrade, Bell Atlantic, Citigroup, Federal Express, Fidelity Investments, Fleet Bank, Hongkong Telephone, NatWest Bank (U.K.), Nextel, Staples and U S West. Our products and services are distributed through our direct sales force, through re-seller relationships with IBM, Acxiom and others, and through co-marketing arrangements with companies such as Andersen Consulting, Compaq, Ernst & Young, KPMG, MicroStrategy, PricewaterhouseCoopers, Renaissance Worldwide, SAS Institute and Sun Microsystems.


   Our principal executive offices are located at 89 South Street, Boston, Massachusetts 02111, and our telephone number is (617) 737-2244.

                                 RISK FACTORS


   An investment in our common stock is very risky. You should carefully consider the risks described below and the other information in this prospectus before purchasing the common stock.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

   We began commercial shipment of the initial Xchange Dialogue for Marketing product in July 1996. We were not a separate company until November 1996. Accordingly, we have only a limited operating history for you to evaluate our business. You must consider the risks, expenses and difficulties that an early-stage company like ours faces. These risks include our ability to:

   o successfully respond to competitive developments;

   o continue to upgrade our products and service offerings; and

   o continue to attract, retain and motivate qualified personnel.


RECENT TRANSACTIONS WILL RESULT IN SHORT TERM LOSSES.

   As a result of the expenses associated with recent transactions with MicroStrategy Inc., we will report quarterly and annual operating losses for the foreseeable future.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT OUR FUTURE PERFORMANCE.

   Our quarterly revenues, expenses and operating results may vary significantly from quarter to quarter due to a number of factors. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of future performance. Moreover, our operating results may fall below market analysts' expectations in some future quarters. This could cause the trading price of our common stock to decline.

OUR BUSINESS MAY SUFFER IF NEW CUSTOMERS DO NOT ACCEPT OUR SOLUTIONS.

   We currently derive all of our revenues from Xchange Dialogue for Marketing licenses, Xchange Dialogue for eMessaging licenses and services related to our eCRM solution. We anticipate that these sources will continue to account for a majority of our revenues for the foreseeable future. As a result, our business will suffer if the market does not accept our solutions and our future enhancements of these solutions. If demand for our solutions drops as a result of competition, technological change or other factors, our business could be substantially harmed.

   The market for eCRM applications is still emerging and it may not continue to grow. Even if the market does grow, businesses may not adopt our solutions. We have spent, and intend to continue to spend, considerable resources educating potential customers about customer optimization software and services in general and about the features and functions of our products and services in particular. However, our solutions may not achieve any additional degree of market acceptance. If the market for our solutions fails to grow or grows more slowly than we currently anticipate, our business would be materially harmed.


WE DEPEND ON A FEW INDUSTRIES FOR MOST OF OUR SALES, AND WE MAY NOT BE SUCCESSFUL IN EXPANDING BEYOND THOSE LIMITED MARKETS.

   A substantial portion of our revenues has been derived from sales to telecommunications companies and financial institutions, including retail banks, credit card issuers and mutual fund companies. We may not continue to be successful in these markets. In addition, we may not be successful in achieving significant market acceptance in other markets that we target.

THE LOSS OF ONE OF OUR LARGEST CUSTOMERS COULD CAUSE OUR REVENUES TO DROP QUICKLY AND UNEXPECTEDLY.

   In fiscal 1998 and 1999, our top five customers accounted for 31.1% and 37.7% of total revenues, respectively. We cannot be certain that our current customers will continue to do business with us, that business from existing customers will continue at the levels of previous periods, or that we will be able to do a significant amount of business with new customers. If we lose one of our customers, our revenues could drop more quickly than we could reduce expenses. This could substantially harm our financial results.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY OR WE MAY NOT SUCCEED.

   We have grown rapidly, with total revenues increasing from $6.0 million in 1996, to $13.3 million in 1997, to $26.2 million in 1998 and we recorded $43.3 million in 1999. The number of our employees has increased from 93 at December 31, 1997 to 164 at December 31, 1998 and to 227 at December 31, 1999. Our operating and financial systems and the geographic distribution of our operations and customers have also experienced substantial growth over this period. Our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, customer support and financial control systems, and to expand, train and manage our employee base. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow, our revenues to decline or to grow more slowly than expected, and could have a material adverse effect on our business.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR BUSINESS AND GROWTH MAY SUFFER.

   Our future success depends on the continued services of a relatively small number of key technical and senior management personnel, including Andrew J. Frawley, our Chairman, President and Chief Executive Officer, David G. McFarlane, our Chief Operating Officer, and Michael D. McGonagle, our Chief Technology Officer, none of whom presently has an employment contract with us. Our future success also depends on our continuing ability to attract and retain other highly qualified technical, sales and managerial personnel. Competition for these people is intense, and we have at times in the past experienced difficulty in recruiting qualified personnel. The loss of any member of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on our business.


OUR BUSINESS WILL NOT GROW IF WE DO NOT KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

   Because the market for our software products is rapidly changing, our future success will depend upon our ability to continue to enhance our current product line. We also must develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. If we are not successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, our business will not grow and our financial results will suffer. In particular, our business could be harmed by:

   o any significant errors or "bugs" in our software shipped to customers;

   o any delay by customers in making purchasing decisions in anticipation of the general availability of new or enhanced products;

   o significant delays in the general availability of our new products or releases;

   o significant problems in the installation or implementation of our new products or releases; or

   o customer dissatisfaction with our new products or releases.

OUR STOCK PRICE OR OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO EFFICIENTLY INTEGRATE ACQUISITIONS.

   We may pursue acquisitions that could provide new technologies, products or service offerings. Future acquisitions by us may involve potentially dilutive issuances of equity securities. We also may incur substantial additional liabilities and expenses, such as debt or amortization expenses related to goodwill and other intangible assets. If any of these occur, the market price of our common stock and our financial results could suffer.

   Acquisitions also involve numerous risks, including:

   o difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

   o the diversion of management's attention from other business concerns;

   o risks of entering markets in which we have no or limited prior experience; and

   o the potential loss of key employees of the acquired company.

   If we are not successful integrating acquisitions, it could increase our expenses and harm our business.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS.

   Our competitors may be able to develop products and services that are more attractive to businesses than our products and services. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger customer bases. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They also may be able to devote greater resources to the promotion and sale of their products and services than us. If these companies introduce products and services that effectively competed with our products and services, they could be in a position to charge lower prices or to bundle their products and services with their other products and services. This could give them a competitive advantage over us.

   In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. If we cannot compete successfully with existing or new competitors, we may have to reduce prices on our products, which could lead to reduced profits. We could also lose market share, which would materially and adversely affect our business.

IF WE DO NOT SUCCESSFULLY MAINTAIN OUR RELATIONSHIPS WITH INDIRECT DISTRIBUTION CHANNELS, OUR SALES COULD DECLINE OR COULD GROW MORE SLOWLY THAN EXPECTED.

   We expect to increase the amount of our products that we distribute through various indirect channels. We are unable to predict the extent to which our distribution partners will be successful in distributing our products. We rely on the marketing and sales efforts of these organizations, many of whom also market and sell competitive products. The loss of one or more of our relationships with these organizations could have a material adverse effect on our business.

   Our future performance will also depend, in part, on our ability to attract organizations that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. None of our agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of our products, or otherwise to provide us with business. If revenues arising from our relationships with these organizations do not exceed historical levels, our business will not grow as expected.

WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.

   Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

   The number of intellectual property claims may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time- consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business.

IF WE DO NOT SUCCESSFULLY GROW AND MANAGE OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL SUFFER.

   We have operations in a number of foreign markets. We currently have customers in more than 28 countries. We believe that we must expand our sales in international markets in order for our business to grow as planned. In order to successfully expand international sales, we must establish additional foreign operations and hire additional personnel. If we are unable to do so in a timely and effective manner, our growth in international sales will be limited, and our business could be materially adversely affected. We have begun to translate our products into different languages and character sets, which may be more difficult or expensive to complete than expected. In addition, other markets may have longer selling cycles and different product requirements than the United States and we may not be able to successfully adapt our products and methods.

   Our international operations are also subject to the risks inherent in any international business activities, including, in particular:

   o management of an organization spread over various countries;

   o longer accounts-receivable payment cycles in certain countries;

   o compliance with a variety of foreign laws and regulations;

   o unexpected changes in regulatory requirements;

   o overlap of different tax structures; and

   o general economic conditions.

CURRENCY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS IN OUR FOREIGN MARKETS MAY IMPACT OUR CUSTOMERS' SPENDING AND THE VALUE OF MONEY OWED TO US.

   We have made substantial sales to international customers in Canada, Denmark, Germany, the Netherlands, Sweden, the United Kingdom and China. Our revenues from international operations have been denominated in foreign currencies which historically have been relatively stable in relation to U.S. dollars. As a result, we have not adopted a policy of hedging foreign currency risks. If economic conditions in our target markets decline, currencies could fluctuate relative to the U.S. dollar, and our customers could reduce their information technology spending.

OUR FOUNDERS, OFFICERS AND PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL CONTROL OVER OUR VOTING STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

   As of January 20, 2000, our current officers, directors and principal stockholders held approximately 6.3% of our outstanding common stock. Consequently, this group will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our Board of Directors and the approval of significant change in control transactions, which may have the effect of delaying or preventing a change in control. Representatives of the existing stockholders constitute all five directors and will therefore have significant influence in directing the actions of the Board of Directors. We have not identified candidates for additional positions on the Board of Directors.

WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS.

   While our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, we may be subject to claims in the future. A successful product liability claim brought against us could have a material adverse effect on our business. Moreover, defending these claims, regardless of merit, could entail substantial expense and require the time and attention of key management personnel.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. As of January 1, 2000, these date code fields need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with these "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with the failure to comply with these requirements. Any failure of third-party equipment or software comprising any part of our systems to operate properly due to Year 2000 problems could require us to incur unanticipated expenses to address associated problems, which could have a material adverse effect on our business.

   Year 2000 issues may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to replace or remedy their current hardware and software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer.

   We believe, based on an internal assessment, that the current versions of our software products are Year 2000 compliant. However, our products are generally integrated with enterprise systems and other products of our customers developed by other vendors. Year 2000 problems in these systems and products might significantly limit the ability of our customers to realize the intended benefits offered by our products and services. We have no plan to determine whether the internal systems and products of our customers are Year 2000 compliant. We may in the future be subject to claims based on Year 2000 problems in others' products or issues arising from the integration of multiple products within an overall system. Although we have not been involved in any litigation or proceeding to date involving our products or services related to Year 2000 issues, we may be required in the future to defend our products or services or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liabilities for Year 2000-related damages, including consequential damages, could have a material adverse effect on our business.

OUR COMMON STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD DROP UNEXPECTEDLY.

   The market for securities of most high technology companies, including our common stock, has been highly volatile. It is likely that the market price of the common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

   o responses to quarter-to-quarter variations in our results of operations;

   o the announcement of new products or product enhancements by us or our competitors;

   o technological innovation by us or our competitors;

   o general market conditions or market conditions specific to particular industries; and

   o changes in earnings estimates by analysts.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR OUR ABILITY TO SELL OUR BUSINESS.

   Certain provisions of our amended and restated certificate of incorporation and our by-laws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, certain provisions of Delaware law and our stock incentive plans may also have the effect of discouraging, delaying or preventing a sale.



                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.


                              SELLING STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of May 12, 2000 by each of the selling stockholders. The table shows the number of shares being sold by each selling stockholder and the number and percentage of our outstanding shares each selling stockholder will own after the offering.

   William Bryant serves on our Board of Directors, Robert van der Hooning is Founder, Knowledge Stream Partners, Inc., Gino Borland is Founder, eXstatic Software and Susan O'Neil is Vice President of Marketing, eXstatic Software. None of the other selling stockholders has, or within the past three years has had, any position, office or other material relationship with Exchange Applications or any of our predecessors or affiliates.

                                                          SHARES BENEFICIALLY   SHARES      SHARES BENEFICIALLY
                                                             OWNED BEFORE        BEING          OWNED AFTER
                                                             OFFERING (2)       OFFERED           OFFERING
NAME                                                                                      NUMBER (2)  PERCENTAGE (1)

Robert G. van der Hooning...............................    685,689            203,328        482,361  *
Robert  G.  van der Hooning, as Withholding Agent.......     30,682             30,682              0  *
Stephen Gallant.........................................     11,774              3,906          7,868  *
Gareth Gunn.............................................        917                305            612  *
Jodie Imbroglio.........................................      2,592                864          1,728  *
Michael Lurye...........................................      6,347              2,110          4,237  *
Dimitry Manilov.........................................        740                245            495  *
Sophia Margolin.........................................       1399                468            931  *
Anna Margulis...........................................        333                111            222  *
Stephen Marini..........................................      4,798              1,598          3,200  *
NatashaMarkuzon.........................................      2,603                868          1,735  *
Sullivan McConnell......................................      8,473              2,817          5,656  *
Peter Nyberg............................................      4,099              1,366          2,733  *
Peter Ossadnik..........................................     11,737              4,578          7,159  *
Gregory Piatetsky-Shapiro...............................     11,519              3,826          7,693  *
Dorian Pyle.............................................      2,323                775          1,548  *
Sam Steingold...........................................      1,883                627          1,256  *
Robert Vecchione........................................      6,559              2,172          4,387  *
Richard Wherry..........................................      1,932                643          1,289  *
Hannah C. van der Hooning Investment Trust..............      8,459              3,299          5,160  *
Alexandra R. van der Hooning Investment Trust...........      8,459              3,299          5,160  *
Adriana  M. van der Hooning Investment Trust............      8,459              3,299          5,160  *
Gino Borland............................................    879,449             55,023        824,426  *
Scott Lipsky............................................     12,753                671         12,082  *
MichaelCockrill.........................................      9,565                503          9,062  *
Chase & Associates, Inc.................................      9,565                503          9,062  *
Susan and Jerry O'Neil..................................      5,177                335          4,842  *
William Bryant..........................................      3,187                167          3,020  *


Marc Lhormer............................................      3,187                167          3,020  *
Dan Weld................................................      3,187                167          3,020  *
Linden Rhoads...........................................      3,187                167          3,020  *
Robert Bruce Binger.....................................      1,487                167          1,320  *
Keith Grinstein.........................................      3,187                167          3,020  *
AlexKnight..............................................      1,342              1,342              0  *
Greg Gottesman..........................................      1,342              1,342              0  *
NMS Services (Cayman) Inc...............................    412,370            412,370              0  *

----------
   *  Indicates less than 5% of the outstanding shares of common stock.

(1) Beneficial ownership, for the purposes of this column is calculated in accordance with the rules of the Securities and Exchange Commission.

(2) Does not include options that are currently exercisable.




                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     [] on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market;

     [] in the over-the-counter market;

     [] in private transactions;

     [] through options;

     [] by pledge to secure debts and other obligations; or

     [] a combination of any of the above transactions.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by Exchange Applications. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.


                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts.

                                    EXPERTS

     Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements (and schedule) included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in reliance upon Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

                                744,277 SHARES


                          EXCHANGE APPLICATIONS, INC.

                                  Common Stock

                                ---------------

                                   PROSPECTUS
                                ---------------



                                __________, 2000


     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF MAY 12, 2000. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.


TABLE OF CONTENTS
-------------------------------------
                                   Page

Where You Can Find More
Information.................         2

Forward Looking Statements..         3

Exchange Applications, Inc..         3

Risk Factors................         5

Use of Proceeds.............         10

Recent Developments.........         10

Selling stockholders........         10

Plan of Distribution........         11

Legal Matters...............         11

Experts.....................         11

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

                                                                       TOTAL

SEC Registration Fee................................................ $ 2,585.80
NASD Fees........................................................... $ 7,442.77
Miscellaneous Costs................................................. $ 5,000.00
     Total.......................................................... $15,028.57

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

   The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16.  EXHIBITS

   The following is a list of exhibits filed as a part of this registration statement:

5.1      Opinion of Bingham Dana LLP

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Bingham Dana LLP (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant, Exchange Applications, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 12st day of May, 2000.

                                    EXCHANGE APPLICATIONS, INC.

                                    By: /s/  Andrew J. Frawley
                                       ------------------------------------
                                       Andrew J. Frawley
                                       Chairman of the Board, President
                                       and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Andrew J. Frawley and John G. O'Brien, and each of them singly, acting alone and without the other, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution in each of them, for him and his name, place and stead, and in any and all capacities, to do and perform any and all acts and to sign any and all amendments (including without limitation post-effective amendments) to this registration statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                  TITLE                            DATE

 /s/  Andrew J. Frawley                   Chairman of the Board, President,            May 12, 2000
---------------------------------------   Chief Executive Officer and Director
      Andrew J. Frawley                   (Principal Executive Officer)

 /s/  Dean F. Goodermote                  Director                                     May 12, 2000
---------------------------------------
      Dean F. Goodermote

  /s/  Jeffrey Horing                      Director                                    May 12, 2000
---------------------------------------
       Jeffrey Horing

  /s/  Ramanan Raghavendran                Director                                    May 12, 2000
---------------------------------------
       Ramanan Raghavendran

  /s/  William Bryant                      Director                                    May 12, 2000
---------------------------------------
       William Bryant

  /s/  John G. O'Brien                     Vice President, Chief Financial Officer,            May 12, 2000
---------------------------------------    Treasurer and Secretary (Principal Financial
       John G. O'Brien                     and Accounting Officer)



                                 EXHIBIT INDEX

EXHIBITS

   5.1      Opinion of Bingham Dana LLP

  23.1     Consent of Arthur Andersen LLP

  23.2     Consent of Bingham Dana LLP (included in Exhibit 5.1)

  24.1     Power of Attorney (included on signature page)

                                                                    EXHIBIT 5.1

                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110

                                  May 12, 2000


 Exchange Applications, Inc.
 89 South Street
 Boston, MA 02111

        Re:  REGISTRATION STATEMENT ON FORM S-3

 Ladies and Gentlemen:

     We have acted as counsel for Exchange Applications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 744,277 shares of common stock, $0.001 par value per share, of the Company (the "Shares"), to be offered by certain stockholders of the Company (the "Selling Stockholders"), pursuant to a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission on May 12, 2000.

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,

                                      /s/  Bingham Dana LLP

                                      BINGHAM DANA LLP

                                                                    Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 28, 2000 (except with respect to the matters discussed in Note 12(a), as to which the date is February 29, 2000), included in Exchange Applications, Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.

                                               Arthur Andersen LLP




Boston, Massachusetts
May 12, 2000